Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm in the second paragraph under the caption “Summary Historical Financial Information”, in the second paragraph under the caption “Selected Historical Consolidated Financial Data”, under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 13, 2007, in the Registration Statement (Form S-1) and related Prospectus of Chart Industries, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Ernst & Young LLP
Cleveland, Ohio
March 30, 2007